Exhibit 99.1

Lihua International Reports Fourth Quarter and Full-Year 2010 Financial Results

Industry Leading Copper Manufacturer Achieves Record Results: Full-Year Gross Profit Increases 71%, EBITDA Increases 72%, Non-GAAP Net Income Increases 57% on 129% Revenue Increase

Full-Year 2011 Gross Profit and Non-GAAP Net Income Expected to Exceed 2010 by Up To 32% and 35%, Respectively

DANYANG, China, March 9, 2011 /PRNewswire-Asia/ -- Lihua International, Inc. (Nasdaq: LIWA) ("Lihua" or the "Company"), a leading Chinese developer, designer and manufacturer of low cost, high quality alternatives to pure copper products, including refined copper products and superfine and magnet wire, today announced financial results for the fourth quarter and 12 months ended December 31, 2010.

Fourth Quarter 2010 Financial Highlights

•	Sales increased 164% year-over-year to $135.5 million.

•	Gross profit increased 90% year-over-year to $20.7 million.

•	Net income increased to $9.9 million, or $0.33 per diluted share, compared with $4.2 million, or $0.18 per diluted share in the fourth quarter of 2009.

•	Non-GAAP net income(1) was $13.4 million, a 73% increase over $7.7 million in the fourth quarter of 2009.(2)

•	EBITDA increased 88% year-over-year to $18.8 million.(3)

•	Strong balance sheet, with $90.6 million in cash and cash equivalents, or $3.02 per diluted share, as of December 31, 2010, compared with $34.6 million as of December 31, 2009.

•	Cash flow from operations of $2.4 million, compared with cash used in operations of $627,000 in the fourth quarter of 2009.

Full-Year 2010 Financial Highlights

•	Sales increased 129% to $370.5 million.

•	Gross profit increased 71%, to $62.1 million, or 16.8% of sales, compared with $36.2 million, or 22.4% of sales in 2009.

•	Net income improved 181% to $38.5 million, or $1.34 per diluted share, compared with net income of $13.7 million, or $0.72 per diluted share in 2009.

•	Non-GAAP net income, increased 57%, to $40.1 million, compared with $25.6 million in 2009.(4)

•	EBITDA increased 72% to $56.7 million, compared with $33.0 million in 2009.

2010 and Recent Business Highlights

•	In January 2011 Lihua approved a $15 million share repurchase program.

•	Secured copper anode supply contracts and received volume demand indications totaling 134,000 tons for 2011.

•	In November 2010, began construction of second smelting facility, which will increase annual refined copper production to 100,000 tons.

•	In July 2010, introduced a second copper smelter to double annual refined copper capacity to 50,000 tons.

•	Expanded refined copper product portfolio with the addition of copper anode.

•	In July 2010, Appointed Crowe Horwath (HK) CPA Limited, a top-10 public accounting and consulting firm as the Company's independent auditor.

"2010 was a record year for Lihua, which concluded with our first ever quarter of over $100 million in revenue. Our growth came from a number of factors, including strong demand in our end markets, our third quarter capacity expansion and the introduction of copper anode, which significantly broadened the addressable market for our products," said Jianhua Zhu, Chairman and Chief Executive Officer of Lihua. "Our recent initiatives have both propelled our financial gains and helped secure our growth over the longer term.  Copper anode has already become an important component of our business and will be integral to our ongoing maturation. While copper anode carries lower margins than our wire products, we have gained sizeable new customers with higher volume, longer-term contracts that carry significantly reduced production cycles, increasing our cash conversion timeline and maximizing our bottom line. This model gives us increased visibility, and as we ramp production capacity, will allow us to better allocate internal resources to ensure that we are most effectively meeting the needs of our growing customer base."

Fourth Quarter 2010 Financial Results

Sales for the fourth quarter of 2010 increased 164% to $135.5 million, compared with sales of $51.3 million in the fourth quarter of 2009. The increase in sales was primarily attributable to the continued sales growth in wire products as well as the revenue contribution from our new product, copper anode.

Gross profit for the fourth quarter of 2010 was $20.7 million, an increase of 90% from gross profit of $10.9 million for the fourth quarter of 2009. As a percentage of total sales, gross margin decreased to 15.2% in the fourth quarter of 2010, from 21.2% for the same period last year, primarily due to continued sales growth of refined copper products, which carry lower gross profit margins than Lihua's wire products, but have a much higher return on invested capital due to a significantly reduced production cycle. This allows for a higher rate of cash conversion and greater volume production compared with wire products, maximizing the total gross profit and net income generated in a given period.

Selling, general and administrative ("SG&A") expenses for the fourth quarter of 2010 were $2.4 million, compared with $1.7 million in the same period in 2009. The increase in SG&A was primarily due to higher administrative and professional fees associated with Lihua being a public reporting company and its expanded scale of operations.

Interest income for the fourth quarter of 2010 was $79,000, compared with $36,000 for the fourth quarter of 2009. Interest expense for the fourth quarter of 2010 was $32,000, compared with $54,000 for the same period in the prior year. The decrease in interest expense was mainly due to the repayment of short-term bank loans, which were used for working capital purposes.

For the three months ended December 31, 2010, the provision for income tax expense was $4.8 million, compared with $1.5 million for the three months ended December 31, 2009. The effective tax rate for the fourth quarter of 2010 was 32.9%, compared to 26.0% for the fourth quarter of 2009. The increase in effective tax rate was the result of an increase in the enterprise income tax rate for the Company's Lihua Electron subsidiary.

Net income for the fourth quarter of 2010 was $9.9 million, or $0.33 per share based on 30.0 million weighted average diluted shares outstanding. This compares with net income of $4.2 million, or $0.18 per share based on 24.1 million weighted average diluted shares outstanding during the same period in 2009.

Non-GAAP net income for the fourth quarter of 2010 was $13.4 million. Non-GAAP net income for the fourth quarter excludes a net non-cash charge of $3.5 million related to charges for the change in fair value of warrants and gain on extinguishment of warrant liabilities. This compares with non-GAAP net income of $7.7 million for the fourth quarter of 2009, which excludes non-cash charges totaling approximately $11.9 million related to the change in fair value of warrants and loss on extinguishment of warrant liabilities.

EBITDA for the three months ended December 31, 2010 increased by 88% to $18.8 million, compared with $10.0 million for the same period in the prior year.

Balance Sheet

As of December 31, 2010, Lihua had $90.6 million in cash and cash equivalents, compared with $93.0 million as of September 30, 2010 and $34.6 million as of December 31, 2009. The decrease in cash balance is primarily due to capex spending on the Company's new refined copper production facility, which is scheduled to be completed in second half of 2011. Cash flow from operations for the fourth quarter totaled $2.4 million.

As of December 31, 2010, Lihua had total debt of $2.3 million, which relates to short-term bank loans used for working capital purposes.

Outlook

Lihua is targeting 2011 gross profit of $80.0 million to $82.0 million and non-GAAP net income of $52.0 million to $54.0 million, representing year-over-year growth of 29-32% and 30-35%, respectively. The Company expects that 2011 growth will be largely the result of continued strong demand in China for recycled copper and copper alternatives in the household appliance, consumer white goods and infrastructure markets.

The Company noted that its current 2011 projections assume one quarter of production and sales contribution from its new copper recycling facility, which is currently under construction and due to be completed and commence production by the fourth quarter of 2011, and no favorable impact on cost of goods sold from the importers' license for which the Company has applied. Launching production at its new facility in the timeframe currently anticipated, or receipt of its importers' license from the Chinese government is expected to provide upside to the Company's current gross profit and non-GAAP net income expectations.

Mr. Zhu added, "We expect that our 2011 performance will build upon the solid foundation that we established during 2010. Construction activity at our new copper recycling facility is proceeding according to schedule, and we remain on track to commence operations at the beginning of the fourth quarter. Despite the tremendous demand from our end markets, we are carefully managing our expansion in an effort to best position Lihua to reach the next level of sustainable, long-term growth. We are excited about what the future holds for Lihua as we move closer to bringing our new capacity on line and make progress toward securing our importers' license, which will allow us to more efficiently source scrap copper from international suppliers. We believe that the copper market, both in China and throughout the world, is conducive to our continued growth and are confident that Lihua is poised to capture the sizeable opportunity before us.

"Demand for copper remains high across all industry segments, and we believe the underlying catalysts are in place to support continued industry-wide growth for the foreseeable future. These growth drivers are coming from both the private sector and government initiatives including China's 12th Five Year Plan, where guidelines for the metals industry are expected to have a significant influence on copper production going forward. Specifically, the government is imposing new regulations aimed at modernizing production processes and controlling inefficient capacity expansion, with a goal of significantly reducing China's carbon emissions. Our manufacturing facilities and production processes adhere to the strictest industry and environmental standards, while our recycling technology enables the manufacturing of products that are more cost effective and have a sharply reduced environmental footprint than comparable products sourced from newly mined copper. We are confident that we can leverage these advantages to gain market share as we ramp capacity and these government policies are implemented," Mr. Zhu concluded.

Conference Call and Webcast

Management of Lihua International will host a conference call today, Wednesday, March 9, 2011 at 8:00 a.m. Eastern time to discuss the fourth quarter and full year 2010 financial results.

Individuals interested in participating in the conference may do so by dialing 1-877-941-2321 toll free in the U.S. and Canada, or 1-480-629-9714 from outside the U.S.

Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at: http://www.lihuaintl.com/Investor_Relations/Events_Presentations.html.

For those unable to participate, an audio replay of the call will be available beginning approximately one hour after the conclusion of the live call through March 16, 2011. The audio replay can be accessed by dialing 1-800-406-7325 from the U.S or Canada, or 1-303-590-3030 internationally, and entering access ID No. 4415357. Following the live webcast, an online archive will be available for 90 days.

About Non-GAAP Financial Measures

The Company uses non-GAAP net income and other non-GAAP metrics such as EBITDA to provide information about its operating trends.  Investors are cautioned that non-GAAP net income and EBITDA are not measures of liquidity or of financial performance under Generally Accepted Accounting Principles ("GAAP").

The Company defines non-GAAP net income as net income excluding the change in fair value of warrants and other one-time or non-recurring items that are evaluated on an individual basis. The Company defines EBITDA as net income before depreciation and amortization, interest income/expense, income taxes, change in fair value of warrants and non-cash share-based compensation expenses. The non-GAAP net income and EBITDA numbers presented may not be comparable to similarly titled measures reported by other companies. Non-GAAP net income and EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the headings "Non-GAAP Net Income Calculation" and "EBITDA Calculation" below.

Non-GAAP Net Income Calculation
	For Three Months Ended December 31,		For Full Year Ended December 31,
	2010	2009	2010	2009
Net income	$9,855,420	$4,223,271	$38,465,975	$13,732,698
(Gain)/loss on extinguishment of warrant liabilities	-51,528	398	-186,897	398
Change in fair value of warrants	3,554,654	3,501,524	1,448,819	11,877,341
One time offering expense	-	-	341,878
Non-GAAP Net Income	$13,358,546	7,725,193	$40,069,775	25,610,437

EBITDA Calculation
	For Three Months Ended December 31,		For Full Year Ended December 31,
	2010	2009	2010	2009
Net income	$9,855,420	$4,223,271	$38,465,975	$13,732,698
Depreciation and amortization	572,790	680,493	2,171,961	1,652,863
Share-based compensation expense	87,442	79,537	408,772	331,440
(Gain)/loss on extinguishment of warrant liabilities	-51,528	398	-186,897	398
Change in fair value of warrants	3,554,654	3,501,524	1,448,819	11,877,341
Interest income	-79,259	-35,998	-253,964	-173,807
Interest expenses	31,558	53,730	131,106	335,335
Provision for income tax	4,842,485	1,486,220	14,499,576	5,247,647
EBITDA	$18,813,562	9,989,175	$56,685,348	33,003,915

About Lihua International, Inc.

Lihua, through its two wholly-owned subsidiaries, Lihua Electron and Lihua Copper, is a leading value-added manufacturer of copper replacement products for China's rapidly growing copper wire and copper replacement product market. Lihua is one of the first vertically integrated companies in China to develop, design and manufacture lower cost, high quality alternatives to pure copper magnet wire and pure copper alternative products. Lihua's products include refined copper products and superfine wires. Current product offerings include copper anode and copper rod, CCA and copper wire. Except for CCA wire, all other products are produced from recycled scrap copper. Lihua's products are sold in China either directly to manufacturers or through distributors in the wire and cable industries and manufacturers in a wide variety of industries including the consumer electronics, white goods, automotive, utility, telecommunications and specialty cable industries. Lihua's corporate and manufacturing headquarters are located in the heart of China's copper industry in Danyang, Jiangsu Province.

For more information, visit: http://www.lihuaintl.com.

To be added to the Company's email distribution for future news releases, please send your request to lihua@tpg-ir.com.

Safe Harbor Statement

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including, without limitation, statements about its business or growth strategy, general industry conditions including availability of copper or recycled scrap copper, future operating results of the Company, capital expenditures, expansion and growth opportunities, bank borrowings, financing activities and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this press release are based on reasonable assumptions, actual results may differ from those projected in the forward-looking statements.

Please note that information in this press release reflects management views as of the date of issuance.

(1) Lihua defines non-GAAP net income as net income excluding the change in fair value of warrants and other one-time or non-recurring items that are evaluated on an individual basis. Lihua uses non-GAAP net income and other non-GAAP metrics to provide information about its operating trends.

(2) Non-GAAP net income for the three months ended December 31, 2010 and 2009 excludes net charges related to the change in fair value of warrants and gain on extinguishment of warrant liabilities of $3.5 million.

(3) EBITDA is a non-GAAP measurement. Lihua defines EBITDA as net income before depreciation and amortization, interest income/expense, income taxes, change in fair value of warrants and non-cash share-based compensation expenses.

    (4) Non-GAAP net income for 2010 excludes net charges related to the change in fair value of warrants and gain on extinguishment of warrant liabilities of $1.2 million, as well as $0.3 million one-time issuing expenses related to Lihua's follow-on offering in April 2010. Non-GAAP net income for 2009 excludes non-cash charges totaling approximately $11.9 million related to changes in the fair value of warrants and loss on extinguishment of warrant liabilities.

Contact
Lihua International, Inc.
Daphne Huang
EVP of Corporate Finance and Director of Investor Relations
(516) 717-9939
Daphne_huang@lihuaintl.com

The Piacente Group, Inc.
Investor Relations
Brandi Floberg or Lee Roth
(212) 481-2050
lihua@tpg-ir.com

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (AMOUNTS EXPRESSED IN US DOLLARS)

	As of December 31,
	2010	2009
ASSETS		(As restated)
CURRENT ASSETS
Cash and cash equivalents	$90,609,340	$34,614,838
Restricted cash	-	575,000
Bills receivable, net	528,576	-
Accounts receivable, net	32,973,704	10,996,430
Other receivables and current assets	21,967	493,006
Prepaid land use right – current portion	211,499	172,515
Deferred income tax assets	127,317	98,068
Inventories	16,155,862	17,534,254
Total current assets	140,628,265	64,484,111
OTHER ASSETS
Property, plant and equipment, net	18,189,255	18,424,080
Construction in progress	916,782	59,558
Deposits for plant and equipment	-	28,163
Prepaid land use right – long-term portion	18,546,744	8,168,039
Intangible assets	3,547	2,812
Total non-current assets	37,656,328	26,682,652
Total assets	$178,284,593	$91,166,763

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Short term bank loans	$2,264,937	$2,196,772
Accounts payable	6,012,035	4,923,360
Other payables and accruals	3,186,174	681,097
Income taxes payable	4,981,383	1,584,292
Warrant liabilities	8,682,441	14,275,483
Total current liabilities	25,126,970	23,661,004
Total liabilities	25,126,970	23,661,004

SHAREHOLDERS' EQUITY
Preferred stock: $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.0001 par value: 75,000,000 shares authorized,
29,385,326 and 24,154,083 shares issued and outstanding	2,938	2,416
Additional paid-in capital	71,251,843	28,692,812
Statutory reserves	7,556,187	5,400,994
Retained earnings	67,091,089	30,780,307
Accumulated other comprehensive income	7,255,566	2,629,230
Total shareholders' equity	153,157,623	67,505,759
Total liabilities and shareholders' equity	$178,284,593	$91,166,763

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (AMOUNTS EXPRESSED IN US DOLLAR)
	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(Unaudited)	(As restated)	(Audited)	(As restated)
NET REVENUE	$135,471,182	$51,263,898	$370,531,685	$161,543,434

Cost of sales	(114,812,441)	(40,383,813)	(308,429,530)	(125,310,613)

GROSS PROFIT	20,658,741	10,880,085	62,102,155	36,232,821

Selling expenses	(614,817)	(480,100)	(2,058,323)	(1,722,242)
General and administrative expenses	(1,776,457)	(1,171,466)	(5,747,178)	(3,991,801)

Income from operations	18,267,467	9,228,519	54,296,654	30,518,778

Other income (expenses):
Interest income	79,259	35,998	253,964	173,807
Interest expenses	(31,558)	(53,730)	(131,106)	(335,335)
Foreign exchange differences	(80,663)	545	(112,443)	-
Gain/(loss) on extinguishment of warrant liabilities	51,528	(398)	186,897	(398)
Change in fair value of warrants	(3,554,654)	(3,501,524)	(1,448,819)	(11,877,341)
Other (expenses) income	(33,504)	81	(79,596)	500,834
Total other income (expenses)	(3,569,562)	(3,519,028)	(1,331,103)	(11,538,433)

Income before income taxes	14,697,905	5,709,491	52,965,551	18,980,345
Provision for income taxes	(4,842,485)	(1,486,220)	(14,499,576)	(5,247,647)

NET INCOME	9,855,420	4,223,271	38,465,975	13,732,698

OTHER COMPREHENSIVE INCOME:

Foreign currency translation adjustments	1,951,635	20,636	4,626,336	57,753

COMPREHENSIVE INCOME	$11,807,055	$4,243,907	$43,092,311	$13,790,451

Net income per share
Basic	$0.34	$0.18	$1.38	$0.77
Diluted	$0.33	$0.18	$1.34	$0.72

Weighted average number of shares outstanding
Basic	29,238,533	24,122,085	27,956,451	17,822,890
Diluted	30,041,669	24,122,085	28,671,363	19,128,231

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (AMOUNTS EXPRESSED IN US DOLLARS)
	Year Ended December 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES		(As restated)
Net income	$38,465,975	$13,732,698
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	2,171,961	1,652,863
Merger expenses	-	-
Loss on disposal of fixed assets	124,196	-
Share-based compensation	408,772	331,440
Warrants issued for services	-	-
(Gain) loss on extinguishment of warrant liabilities	(186,897)	398
Change in fair value of warrants	1,448,819	11,877,341
Deferred income tax benefits	(25,638)	(74,621)
(Increase) decrease in assets:
Accounts receivable	(21,166,870)	(5,946,526)
Bills receivable	(517,114)	322,061
Other receivables and current assets	475,790	(492,804)
Inventories	1,880,784	(16,939,820)
Increase (decrease) in liabilities:
Accounts payable	915,611	2,932,371
Other payables and accruals	2,433,980	(150,322)
Income taxes payable	3,275,329	1,181,995
Net cash provided by operating activities	29,704,698	8,427,074

CASH FLOWS FROM INVESTING ACTIVITIES
Payment of merger expenses for reverse acquisition	-	-
Repayment from a related party	-	-
Purchase of property, plant and equipment and construction in progress	(2,258,580)	(5,094,444)
Proceeds from disposal of fixed assets	153,095	-
Payment for land use right	(9,938,585)	-
Net cash used in investing activities	(12,044,070)	(5,094,444)

CASH FLOWS FROM FINANCING ACTIVITIES
New short-term bank loans	-	2,196,772
Repayments of short-term bank loans	-	(6,150,962)
Repayment to related parties	-	-
Release of restricted cash related to Private Placement	575,000	1,175,000
Proceeds from exercise of warrants	3,226,300	125,650
Proceeds from Private Placement, net of restricted cash held in escrow	-	-
Proceeds from public offering of common stock, net of expenses	32,069,517	7,864,000
Net cash provided by financing activities	35,870,817	5,210,460

Foreign currency translation adjustment	2,463,057	29,898
INCREASE IN CASH AND CASH EQUIVALENTS	55,994,502	8,572,989
CASH AND CASH EQUIVALENTS, at the beginning of the year	34,614,838	26,041,849
CASH AND CASH EQUIVALENTS, at the end of the year	$90,609,340	$34,614,838

MAJOR NON-CASH TRANSACTION:
Share-based compensation to employees and directors	$408,772	$331,440
Warrants issued for services	-	-
Issuance of common stock to settle warrant liabilities	6,854,964	200,322
SUPPLEMENTAL DISCLOSURE INFORMATION
Cash paid for interest	$131,106	$335,335
Cash paid for income taxes	$11,198,079	$4,140,273

CONTACT: Lihua International, Inc.: Daphne Huang, EVP of Corporate Finance and Director of Investor Relations at +1-516-717-9939 or Daphne_huang@lihuaintl.com; The Piacente Group, Inc.: Brandi Floberg or Lee Roth, Investor Relations at +1-212-481-2050 or lihua@tpg-ir.com